Exhibit 99

Piper Sandler Companies
350 North 5th Street, Suite 1000
Minneapolis, MN 55401

Contact
Kate Clune
Chief Financial Officer
Tel: 212 466-7799
investorrelations@psc.com
FOR IMMEDIATE RELEASE

Piper Sandler Companies Elects Wendy L. Schoppert to
Board of Directors

MINNEAPOLIS – September 22, 2026 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, is pleased to announce the addition of Wendy L. Schoppert to its board of directors.

“Wendy’s deep functional expertise and proven leadership will bring a valued perspective to our Board,” said Chad Abraham, Piper Sandler chairman and chief executive officer. “Her experience as CFO and a director on multiple public company boards, including within the healthcare and consumer sectors, will be important as we continue to grow and drive value creation for our shareholders.”

Schoppert previously served as executive vice president and chief financial officer of Sleep Number Corporation from 2011 to 2014, where she also served as senior vice president and chief information officer from 2008 to 2011, and senior vice president and general manager, international and new channel development from 2005 to 2008. Before joining Sleep Number, Schoppert held senior roles at U.S. Bank after having begun her career in the airline industry with positions at America West Airlines, Northwest Airlines, and American Airlines.

Schoppert currently serves on the board of directors at DaVita Inc. and Fossil Group, Inc. She previously served on the boards of Sun Country Airlines Holdings, Inc., The ODP Corporation (Office Depot/OfficeMax), The Hershey Company, and Big Lots, Inc. Schoppert earned a bachelor’s degree in mathematics and operations research, and an M.B.A., both from Cornell University.

About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; in the EU through Aviditi Capital Advisors Europe GmbH, a tied agent of AHP Capital Management GmbH, authorized and regulated by BaFin; in the Abu Dhabi Global Market through Piper Sandler MENA Ltd., authorized and regulated by the ADGM Financial Services Regulatory Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.

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